Exhibit 10.15

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of November 18, 2016 (the “Effective Date”), by and between STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company (“Lessor”), whose address is 8501 E. Princess Drive, Suite 190, Scottsdale, Arizona 85255, and IEC Electronics Corp -- Albuquerque, a New Mexico corporation (“Lessee”), whose address is 105 Norton Street, Newark, New York 14573. Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.
In consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:

ARTICLE I

Basic Lease Terms

Section 1.01. Property. The street address of the Property is 1450 Mission Avenue NE, Albuquerque, NM 87107-4925.

Section 1.02. Initial Term Expiration Date. November 30, 2031.

Section 1.03. Extension Options. Two (2) extensions of five (5) years each, as described in Section 3.02.

Section 1.04. Term Expiration Date (if fully extended). November 30, 2041.

Section 1.05. Initial Base Annual Rental. $474,375, as described in Article IV.

Section 1.06. Rental Adjustment. The lesser of (i) 2%, or (ii) 1.25 times the change in the Price Index, as described in Section 4.02.

Section 1.07. Adjustment Date. December 1, 2017 and annually thereafter during the Lease Term (including any Extension Term).

Section 1.08. Guarantor. IEC ELECTRONICS CORP., a Delaware corporation.

Section 1.09. Lessee Tax Identification No. 85-0295303.

Section 1.10. Lessor Tax Identification No. 45-2674893.

ARTICLE II

Lease of Property

Section 2.01. Lease. In consideration of Lessee’s payment of the Rental and other Monetary Obligations and, except as otherwise provided herein, Lessee’s performance of all other obligations hereunder, Lessor hereby leases to Lessee, and Lessee hereby takes and hires, the Property, “AS IS” and “WHERE IS” without representation or warranty by Lessor, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate survey or physical inspection might reveal, and all Legal Requirements now or hereafter in effect.

Section 2.02. Quiet Enjoyment. So long as Lessee shall pay the Rental and other Monetary Obligations provided in this Lease and shall keep and perform all of the terms, covenants and conditions on its part contained herein and subject to the rights of Lessor under Section 12.02, Lessee shall have,subject

Exhibit 10.15

to the terms and conditions set forth herein, the right to the peaceful and quiet enjoyment and occupancy of the Property.

Section 2.03. Ground Lease. Lessee hereby expressly acknowledges and agrees that unless and until the Ground Lease has been terminated and a fee interest in the Property has been conveyed to Lessor, this Lease constitutes a sublease of Lessor’s interest in the Ground Lease. Further, unless and until the Ground Lease is terminated and a fee interest in the Property has been conveyed to Lessor, and in the event of a conflict among this Section 2.03 and any other provision of this Lease, this Section 2.03 shall govern. Lessee hereby represents, covenants and agrees as follows:

(a)    The Property shall not be used or occupied, or permitted or suffered to be used or occupied, by Lessee or any party for any use, purpose or activity that is not permitted by the Ground Lease.

(b)    Lessee acknowledges that this Lease, and Lessee’s occupancy of the Property, are subject to and subordinate to the Ground Lease. Lessee agrees that the terms, covenants, provisions and conditions of the Ground Lease applying to Lessor as the tenant thereunder shall apply directly to Lessee, and Lessee hereby does and shall assume and directly perform fully all the duties, obligations, liabilities and undertakings of Lessor as the tenant under the Ground Lease, including as Rental under this Lease, direct payment to Ground Lessor of all the fixed, basic rents and additional rents and any and all other payments or monetary obligations to be made pursuant to the Ground Lease (or any related documents), whether arising before, on or after the Effective Date. While the Ground Lease is in effect, and in the event of any inconsistency between the terms, covenants, provisions and conditions of the Ground Lease, and the terms, covenants, provisions and conditions of this Lease, the terms, covenants, provisions and conditions of the Ground Lease with respect to such obligation or liability shall control and be complied with by Lessee. Lessee agrees that it will not do, or cause or suffer to be done, any act (whether of commission or omission) which would result in a breach of or default under any term, covenant, provision or condition of the Ground Lease.

(c) Lessor shall have no responsibility or liability to provide any services to Lessee with respect to the Property, or for performing any of the duties, obligations, liabilities or undertakings of tenant or Ground Lessor under the Ground Lease. Lessor agrees, however, that in any case where Lessor’s cooperation is necessary to enforce rights of the tenant under the Ground Lease, Lessor will use its commercially reasonable efforts to cause Ground Lessor, as landlord under the Ground Lease, to perform its duties, obligations, liabilities and undertakings thereunder, provided Lessee agrees to and does bear the expense and reimburses Lessor (promptly upon demand) for any and all reasonable out-of-pocket expenses including reasonable attorneys’ fees incurred by Lessor in connection therewith.

(d)    In addition to other indemnification provisions by Lessee in this Lease, and not in limitation thereof, Lessee hereby agrees to indemnify, save, protect, defend and hold harmless the Indemnified Parties from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses (including experts’ and reasonable attorney’s fees) imposed upon or incurred by the Indemnified Parties, that may be based on or asserted or alleged to be based on any term, covenant, provision or condition of the Ground Lease.

(e)    In the event of any Casualty, or in the event of any Condemnation of all or part of the Property, the terms, covenants, provisions and conditions of the Ground Lease shall be controlling with regard to the rights of the Ground Lessor, as landlord under the Ground Lease, but shall not be the controlling instrument as between Lessor and Lessee, and the provisions of this Lease relating to such event shall control exclusively between Lessor and Lessee.

Exhibit 10.15

(f)    Simultaneously and automatically upon both the termination of the Ground Lease and the conveyance of the fee interest in the Property from Ground Landlord to Lessor (or an affiliate of Lessor), this Section 2.03 and all references in this Lease to the “Ground Lease” and “Ground Landlord” shall be deemed terminated and of no further force or effect.

ARTICLE III

LEASE TERM; EXTENSION

Section 3.01. Initial Term. The initial term of this Lease (“Initial Term”) shall commence as of the Effective Date and shall expire at midnight on November 30, 2031, unless terminated sooner as provided in this Lease and as may be extended as provided herein. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term.”

Section 3.02. Extensions. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised, Lessee shall have the right and option (each, an “Extension Option”) to extend the Initial Term for the Property for two (2) additional successive periods of five (5) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect.

Section 3.03. Notice of Exercise. Lessee may only exercise the Extension Options by giving written notice thereof to Lessor of its election to do so no later than one hundred twenty (120) days prior to the expiration of the then-current Lease Term. If written notice of the exercise of any Extension Option is not received by Lessor by the applicable dates described above, then this Lease shall terminate on the last day of the Initial Term or, if applicable, the last day of the Extension Term then in effect. Upon the request of Lessor or Lessee, the parties hereto will, at the expense of Lessee, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 3.03.

Section 3.04. Removal of Personalty. Upon the expiration of the Lease Term, Lessee may remove from the Property all personal property belonging to Lessee. Lessee shall repair any damage caused by such removal and shall leave the Property clean and in good and working condition and repair inside and out, subject to normal wear and tear, casualty and condemnation. Any property of Lessee left on the Property on the tenth day following the expiration of the Lease Term shall, at Lessor’s option, automatically and immediately become the property of Lessor.

ARTICLE IV

RENTAL AND OTHER MONETARY OBLIGATIONS

Section 4.01. Base Monthly Rental. During the Lease Term, on or before the first day of each calendar month, Lessee shall pay in advance the Base Monthly Rental then in effect. If the Effective Date is a date other than the first day of the month, Lessee shall pay to Lessor on the Effective Date the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Rental is being paid, and the denominator of which is the total number of days in such month.

Section 4.02. Adjustments. During the Lease Term (including any Extension Term), on the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental shall increase by an amount equal to the Rental Adjustment; provided, however, that in no event shall Base Annual Rental be reduced as a result of the application of the Rental Adjustment.

Section 4.03. Additional Rental. Lessee shall pay and discharge, as additional rental (“Additional Rental”), all sums of money required to be paid by Lessee under this Lease which are not specifically referred

Exhibit 10.15

to as Rental. Lessee shall pay and discharge any Additional Rental when the same shall become due, provided that amounts which are billed to Lessor or any third party, but not to Lessee, shall be paid within fifteen (15) days after Lessor’s written demand for payment thereof or, if earlier, when the same are due. In no event shall Lessee be required to pay to Lessor any item of Additional Rental that Lessee is obligated to pay and has paid to any third party pursuant to any provision of this Lease.

Section 4.04. Rentals to be Net to Lessor. The Base Annual Rental payable hereunder shall be net to Lessor, so that this Lease shall yield to Lessor the Rentals specified during the Lease Term, and all Costs and obligations of every kind and nature whatsoever relating to the Property shall be performed and paid by Lessee. Lessee shall perform all of its obligations under this Lease at its sole cost and expense. All Rental and other Monetary Obligations which Lessee is required to pay hereunder shall be the unconditional obligation of Lessee and shall be payable in full when due and payable and without any setoff, abatement, deferment, deduction or counterclaim whatsoever.

Section 4.05. ACH Authorization. Upon execution of this Lease, Lessee shall deliver to Lessor a complete Authorization Agreement - Pre‑Arranged Payments in the form of Exhibit C attached hereto and incorporated herein by this reference, together with a voided check for account verification, establishing arrangements whereby payments of the Base Monthly Rental are transferred by Automated Clearing House Debit initiated by Lessor from an account established by Lessee at a United States bank or other financial institution to such account as Lessor may designate. Lessee shall continue to pay all Rental by Automated Clearing House Debit unless otherwise directed by Lessor.

Section 4.06. Late Charges; Default Interest. Any delinquent payment shall, in addition to any other remedy of Lessor, incur a late charge of five percent (5%) (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Lessee be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect.

Section 4.07. Holdover. If Lessee remains in possession of the Property after the expiration of the term hereof, Lessee, at Lessor’s option and within Lessor’s sole discretion, may be deemed a tenant on a month‑to‑month basis and shall continue to pay Rentals and other Monetary Obligations in the amounts herein provided, except that the Base Monthly Rental shall be automatically increased to one hundred fifty percent (150%) of the last Base Monthly Rental payable under this Lease, and Lessee shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rental by Lessor shall be deemed a consent to such holding over. Lessee shall defend, indemnify, protect and hold the Indemnified Parties harmless from and against any and all Losses resulting from Lessee’s failure to surrender possession upon the expiration of the Lease Term.

Section 4.08. Guaranty. On or before the execution of this Lease, Lessee shall cause Guarantor to execute and deliver to Lessor the Guaranty.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties of Lessee. The representations and warranties of Lessee contained in this Article V are being made to induce Lessor to enter into this Lease, and Lessor has relied, and will continue to rely, upon such representations and warranties. Lessee represents and warrants to Lessor as follows:

Exhibit 10.15

(a)Organization, Authority and Status of Lessee. Lessee has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation to do business in any jurisdiction where such qualification is required. All necessary and appropriate action has been taken to authorize the execution, delivery and performance by Lessee of this Lease and of the other documents, instruments and agreements provided for herein. Lessee is not, and if Lessee is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Lessee is duly authorized to do so.

(b)Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.

(c)Litigation. Lessee has not received notice of any suits, actions, proceedings or investigations pending involving Lessee or Guarantor, or to the best of its knowledge, threatened against or involving Lessee, Guarantor or the Property before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

(d)Absence of Breaches or Defaults. To Lessee’s knowledge, Lessee is not in default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Property or any of Lessee’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. To Lessee’s knowledge, the authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Property or any of Lessee’s property is subject or bound.

(e)Compliance with OFAC Laws. To Lessee’s knowledge, Lessee, Guarantor, and no individual or entity owning directly or indirectly any interest in Lessee or Guarantor, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

(f)Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Lessee or Guarantor. Lessee does not have unreasonably small capital to conduct its business.

(g)Ownership. None of (i) Lessee, (ii) any Affiliate of Lessee, or (iii) any Person owning ten percent (10%) or more of Lessee, owns, directly or indirectly, ten percent (10%) or more of the total voting power or total value of capital stock in STORE Capital Corporation.

Section 5.02. Representations and Warranties of Lessor. The representations and warranties of Lessor contained in this Article V are being made to induce Lessee to enter into this Lease, and Lessee has relied, and will continue to rely, upon such representations and warranties. Lessor represents and warrants to Lessee as follows:

(a)    Organization, Authority and Status of Lessor. Lessor has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation to do business in any jurisdiction where such qualification is required. All necessary and appropriate action has been taken to authorize the execution, delivery and performance by Lessor of this Lease and of the other documents, instruments and agreements

Exhibit 10.15

provided for herein. Lessor is not, and if Lessor is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Lessor is duly authorized to do so.

(b)    Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms.

(c)    Litigation. Lessor has not received notice of any suits, actions, proceedings or investigations pending involving Lessor, or to the best of its knowledge, threatened against or involving Lessor, or the Property before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

(d)    Absence of Breaches or Defaults. To Lessor’s knowledge, Lessor is not in default under any document, instrument or agreement to which Lessor is a party or by which Lessor, the Property or any of Lessor’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. To Lessor’s knowledge, the authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Lessor is a party or by which Lessor, the Property or any of Lessor’s property is subject or bound.

(e)    Compliance with OFAC Laws. To Lessor’s knowledge, Lessor, and no individual or entity owning directly or indirectly any interest in Lessor, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

(f)    Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Lessor. Lessor does not have unreasonably small capital to conduct its business.

ARTICLE VI

TAXES ND ASSESSMENTS; UTILITIES; INSURANCE

Section 6.01. Taxes.

(a)    Payment. Subject to the provisions of Section 6.01(b) below, Lessee shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance, all taxes and assessments of every type or nature assessed against or imposed upon the Property, Lessee or Lessor during the Lease Term related to or arising out of this Lease and the activities of the parties hereunder, including without limitation, (i) all taxes or assessments upon the Property or any part thereof and upon any personal property, trade fixtures and improvements located on the Property, whether belonging to Lessor or Lessee, or any tax or charge levied in lieu of such taxes and assessments; (ii) all taxes, charges, license fees and or similar fees imposed by reason of the use of the Property by Lessee; (iii) all excise, franchise, transaction, privilege, license, sales, use and other taxes upon the Rental or other Monetary Obligations hereunder, the leasehold estate of either party or the activities of either party pursuant to this Lease; and (iv) all franchise, privilege or similar taxes of Lessor calculated on the value of the Property or on the amount of capital apportioned to

Exhibit 10.15

the Property. Notwithstanding anything in clauses (i) through (iv) to the contrary, Lessee shall not be obligated to pay or reimburse Lessor for any taxes based on the net income of Lessor.
Lessee shall not be liable for taxes in respect of the improvements and/or the land comprising the Property which are applicable to the fractional portion of such year from and after such expiration or termination of the Lease, and if Lessee shall have previously paid any such taxes for which is it not so liable, Lessor shall refund the excess to Lessee within thirty (30) days of the expiration of the Term. Lessee hereby acknowledges that it (or an Affiliate of Lessee) is liable for any and all taxes with respect to the Property accruing before the Effective Date. The term “Lease Year” shall mean a period of twelve consecutive full calendar months. The first Lease Year shall begin on the Effective Date. Each succeeding Lease Year shall begin on the first day of the first month of the first Lease Year. If Lessee should extend the Lease Term pursuant to any extension option granted herein, the first day of the Extension Option shall also be deemed to be the first day of a Lease Year for all purposes of this Lease.

(b)    Right to Contest. Within thirty (30) days after each tax and assessment payment is required by this Section 6.01 to be paid, Lessee shall provide Lessor with evidence reasonably satisfactory to Lessor that taxes and assessments have been timely paid by Lessee. In the event Lessor receives a tax bill, Lessor shall use commercially reasonable efforts to forward said bill to Lessee within fifteen (15) days of Lessor’s receipt thereof. Lessee may, at its own expense, contest or cause to be contested (in the case of any item involving more than $10,000, after prior written notice to Lessor, which shall be given within fifteen (15) days of Lessee’s determination to contest any matter as permitted herein), by appropriate legal proceedings conducted in good faith and with due diligence, any above‑described item or lien with respect thereto, provided that (i) neither the Property nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings; (ii) no Event of Default has occurred and is continuing; (iii) if and to the extent required by the applicable taxing authority and/or Lessor, Lessee posts a bond or takes other steps acceptable to such taxing authority and/or Lessor that removes such lien or stays enforcement thereof; (iv) Lessee shall promptly provide Lessor with copies of all notices received or delivered by Lessee and filings made by Lessee in connection with such proceeding; and (v) upon termination of such proceedings, it shall be the obligation of Lessee to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith. Lessor shall at the request of Lessee, execute or join in the execution of any instruments or documents necessary in connection with such contest or proceedings, but Lessor shall incur no cost or obligation thereby.

Section 6.02. Utilities. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Property during the Lease Term. Under no circumstances shall Lessor be responsible for any interruption of any utility service.

Section 6.03. Insurance.

(a)    Coverage. Throughout the Lease Term, Lessee shall maintain, with respect to the Property, at its sole expense, the following types and amounts of insurance:

(i)Insurance against loss or damage to real property and personal property under an “all risk” or “special form” insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, terrorism, and other risks normally included in the standard ISO special form (and shall also include National Flood and Excess Flood insurance if the Property is located in Flood Zone A or Flood Zone V, as designated by FEMA, or otherwise located in a flood zone area identified by FEMA as

Exhibit 10.15

a 100-year flood zone or special hazard area, and earthquake insurance if the Property is located within a moderate to high earthquake hazard zone as determined by an approved insurance company set forth in Section 6.03(b)(x) below). Such policy shall also include soft costs, a joint loss agreement, coverage for ordinance or law covering the loss of value of the undamaged portion of the Property, costs to demolish and the increased costs of construction if any of the improvements located on, or the use of, the Property shall at any time constitute legal non-conforming structures or uses. Ordinance or law limits shall be in an amount equal to the full replacement cost for the loss of value of the undamaged portion of the Property and no less than 25% of the replacement cost for costs to demolish and the increased cost of construction, or in an amount otherwise specified by Lessor. Such insurance shall be in amounts not less than 100% of the full insurable replacement cost values (without deduction for depreciation), with an agreed amount endorsement or without any coinsurance provision, and with sublimits satisfactory to Lessor, as determined from time to time at Lessor’s request but not more frequently than once in any 12-month period.

(ii)Commercial general liability insurance, including products and completed operation liability, covering Lessee as a named insured and Lessor as an additional insured against bodily injury liability, property damage liability and personal and advertising injury, including liability arising out of the ownership, maintenance, repair, condition or operation of the Property or adjoining ways, streets, parking lots or sidewalks. Such insurance policy or policies shall include a broad form contractual liability t under which the insurer agrees to insure Lessee’s obligations under Article X hereof to the extent insurable, and a “severability of interest” clause, shall be in amounts of not less than $10,000,000 per occurrence for bodily injury and property damage, and $10,000,000 general aggregate per location, or such higher limits as Lessor may reasonably require from time to time, and shall be of form and substance satisfactory to Lessor. Such limits of insurance can be acquired through Commercial General liability and Umbrella liability policies.

(iii)Statutory Workers’ compensation and Employers Liability insurance in the amount of $1,000,000 covering all persons employed by Lessee on the Property in connection with any work done on or about the Property for which claims for death or bodily injury could be asserted against Lessor, Lessee or the Property.

(iv)Business interruption insurance including Rental Value Insurance payable to Lessor at all locations for a period of not less than twelve (12) months. Such insurance is to follow the form of the real property “all risk” or “special form” coverage and is not to contain a co‑insurance clause. Such insurance is to have a minimum of 180 days of extended period of indemnity.

(v)Automobile liability insurance, including owned, non-owned and hired car liability insurance for combined limits of liability of $5,000,000 per occurrence. The limits of liability can be provided in a combination of an automobile liability policy and an umbrella liability policy.

(vi)Comprehensive Boiler and Machinery or Equipment Breakdown Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, and other building equipment including HVAC units located in or about the Property and in an amount equal to the lesser of 25% of the 100% replacement cost of the Property or $5,000,000.

(vii)Such additional and/or other insurance and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements and personal

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property similar in character, location and use and occupancy to the Property, provided there is an increase in hazard on the premises or a change of operation by Lessee.

(b)    Insurance Provisions. All insurance policies shall, except as otherwise noted herein:

(i)provide for a waiver of subrogation except the Workers Compensation by the insurer as to claims against Lessor, its employees and agents;

(ii)be primary and non-contributory with respect to any policies of insurance maintained by Lessor;

(iii)contain deductibles not to exceed $25,000;

(iv)contain a standard non‑contributory mortgagee clause or endorsement in favor of any Lender designated by Lessor;

(v)provide that the policy of insurance shall not be terminated, cancelled or amended without at least thirty (30) days’ prior written notice to Lessor and to any Lender covered by any standard mortgagee clause or endorsement;

(vi)be in amounts sufficient at all times to satisfy any coinsurance requirements thereof;

(vii)except for workers’ compensation insurance referred to in Section 6.03(a)(iii) above, name Lessor and any Lessor Affiliate or Lender requested by Lessor, as an “additional insured” with respect to liability insurance, and as an “additional named insured” or “additional insured” with respect to real property and rental value insurance, as appropriate and as their interests may appear;

(viii)be evidenced by delivery to Lessor and any Lender designated by Lessor of an Acord Form 28 for property, business interruption and boiler & machinery coverage (or any other form requested by Lessor) and an Acord Form 25 for commercial general liability, automobile liability, workers’ compensation and umbrella coverage (or any other form requested by Lessor); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Lessor and any Lender designated by Lessor; and

(ix)be issued by insurance companies licensed to do business in the states where the Property is located and which are rated no less than A-X by Best’s Insurance Guide or are otherwise approved by Lessor.

(b)    Additional Obligations. It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Lessee, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Lessee shall immediately obtain new or additional insurance reasonably satisfactory to Lessor and any Lender designated by Lessor; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of Lessee for its acts or omissions as provided in this Lease; (iii) Lessee shall procure policies for all insurance for periods of not less than one year and shall provide to Lessor and any servicer or Lender of Lessor certificates of insurance or, upon Lessor’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Lessee shall pay as they become due all premiums for the insurance required by this Section 6.03; (v) in the event that Lessee fails to comply with any of the requirements set forth in this Section 6.03, within ten (10)

Exhibit 10.15

days of the giving of written notice by Lessor to Lessee, (A) Lessor shall be entitled to procure such insurance; and (B) any sums expended by Lessor in procuring such insurance shall be Additional Rental and shall be repaid by Lessee, together with interest thereon at the Default Rate, from the time of payment by Lessor until fully paid by Lessee immediately upon written demand therefor by Lessor; and (vi) Lessee shall maintain all insurance policies required in this Section 6.03 not to be cancelled, invalidated or suspended on account of the conduct of Lessee, its officers, directors, managers, members, employees or agents, or anyone acting for Lessee or any subtenant or other occupant of the Property, and shall comply with all policy conditions and warranties at all times to avoid a forfeiture of all or a part of any insurance payment.

(d)    Blanket Policies. Notwithstanding anything to the contrary in this Section 6.03, any insurance which Lessee is required to obtain pursuant to this Section 6.03 may be carried under a “blanket” policy or policies covering other properties or liabilities of Lessee provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.03.

Section 6.04. Tax Impound. Upon the occurrence of an Event of Default and with respect to each Event of Default, in addition to any other remedies, Lessor may require Lessee to pay to Lessor on the first day of each month the amount that Lessor reasonably estimates will be necessary in order to accumulate with Lessor sufficient funds in an impound account (which shall not be deemed a trust fund) (the “Reserve”) for Lessor to pay any and all real estate taxes (“Real Estate Taxes”) for the Property for the ensuing twelve (12) months, or, if due sooner, Lessee shall pay the required amount immediately upon Lessor’s demand therefor. Lessor shall, upon prior written request of Lessee, provide Lessee with evidence reasonably satisfactory to Lessee that payment of the Real Estate Taxes was made in a timely fashion. In the event that the Reserve does not contain sufficient funds to timely pay any Real Estate Taxes, upon Lessor’s written notification thereof, Lessee shall, within five (5) Business Days of such notice, provide funds to Lessor in the amount of such deficiency. Lessor shall pay or cause to be paid directly to the applicable taxing authorities any Real Estate Taxes then due and payable for which there are funds in the Reserve; provided, however, that in no event shall Lessor be obligated to pay any Real Estate Taxes in excess of the funds held in the Reserve, and Lessee shall remain liable for any and all Real Estate Taxes, including fines, penalties, interest or additional costs imposed by any taxing authority (unless incurred as a result of Lessor’s failure to timely pay Real Estate Taxes for which it had funds in the Reserve). Lessee shall cooperate fully with Lessor in assuring that the Real Estate Taxes are timely paid. Lessor may deposit all Reserve funds in accounts insured by any federal or state agency and may commingle such funds with other funds and accounts of Lessor. Interest or other gains from such funds, if any, shall be the sole property of Lessor. Upon an Event of Default, in addition to any other remedies, Lessor may apply all impounded funds in the Reserve against any sums due from Lessee to Lessor. Lessor shall give to Lessee an annual accounting showing all credits and debits to and from such impounded funds received from Lessee.

ARTICLE VII

MAINTENANCE; ALTERATIONS

Section 7.01. Condition of Property; Maintenance. Lessee hereby accepts the Property “AS IS” and “WHERE IS” with no representation or warranty of Lessor as to the condition thereof. Lessee shall, at its sole cost and expense, be responsible for (a) keeping all of the building, structures and improvements erected on the Property in good order and repair, free from actual or constructive waste, as determined by Lessee in its commercially reasonable discretion; (b) the repair or reconstruction of any building, structures or improvements erected on the Property damaged or destroyed by a Casualty; (c) subject to Section 7.02, making all necessary structural, non-structural, exterior and interior repairs and replacements to any building, structures or improvements erected on the Property, as determined by Lessee in its commercially reasonable discretion; (d) (i) protecting, defending, indemnifying, releasing and holding the Indemnified Parties harmless from and against any and all claims and Losses arising out of or in any way relating to any encroachments and/or activities upon the Property caused by any Person provided that such Losses result from claims

Exhibit 10.15

brought by third parties and provided that such claims are not solicited or instigated by Lessor; and (ii) prosecuting any claims that Lessee seeks to bring against any Person relating to Lessee’s use and possession of the Property; and (e) paying all operating costs of the Property in the ordinary course of business. Lessee waives any right to require Lessor to maintain, repair or rebuild all or any part of the Property or make repairs at the expense of Lessor pursuant to any Legal Requirements at any time in effect.

Section 7.02. Alterations and Improvements. During the Lease Term, Lessee shall not alter the exterior, structural, plumbing or electrical elements of the Property in any manner without the consent of Lessor, which consent shall not be unreasonably withheld or conditioned; provided, however, Lessee may undertake nonstructural alterations to the Property, individually, costing less than $100,000 without Lessor’s prior written consent. If Lessor’s consent is required hereunder and Lessor consents to the making of any such alterations, the same shall be made by Lessee at Lessee’s sole expense by a licensed contractor and according to plans and specifications approved by Lessor and subject to such other conditions as Lessor shall reasonably require. Any work at any time commenced by Lessee on the Property shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease and all Legal Requirements. Upon completion of any alterations individually costing $100,000 or more, Lessee shall promptly provide Lessor with evidence of full payment to all laborers and materialmen contributing to the alterations. Additionally, upon completion of any alterations, Lessee shall promptly provide Lessor with (a) an architect’s certificate certifying the alterations to have been completed in conformity with the plans and specifications (if the alterations are of such a nature as would require the issuance of such a certificate from the architect); (b) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy); and (c) any other documents or information reasonably requested by Lessor. Lessee shall keep the Property free from any liens arising out of any work performed on, or materials furnished to, the Property. Lessee shall execute and file or record, as appropriate, a “Notice of Non‑Responsibility,” or any equivalent notice permitted under applicable Law in the state where the Property is located which provides that Lessor is not responsible for the payment of any costs or expenses relating to the additions or alterations. Any addition to or alteration of the Property shall be deemed a part of the Property and belong to Lessor, and Lessee shall execute and deliver to Lessor such instruments as Lessor may require to evidence the ownership by Lessor of such addition or alteration.

Section 7.03. Encumbrances. During the Lease Term, Lessor shall have the right to grant easements on, over, under and above the Property without the prior consent of Lessee, provided that such easements will not have a Material Adverse Effect. Lessee shall comply with and perform all obligations of Lessor under the Ground Lease, all easements, declarations, covenants, restrictions and other items of record now or hereafter encumbering the Property. Without Lessor’s prior written consent, Lessee shall not grant any easements on, over, under or above the Property.

ARTICLE I

USE OF THE PROPERTY; COMPLIANCE

Section 8.01. Use and “Go Dark Rights.”

(a)Use. During the Lease Term, the Property shall be used solely for the operation of a Permitted Facility. Except during periods when the Property is untenantable due to Casualty or Condemnation (and provided that Lessee continues to strictly comply with the other terms and conditions of this Lease), Lessee shall at all times during the Lease Term occupy the Property and shall diligently operate its business on the Property. In the event that Lessee shall change the use of the Property or the concept or brand operated on the Property, only as may be expressly permitted herein or consented to by Lessor in writing, Lessee shall provide Lessor with written notice of any such change and a copy of the franchise agreement(s) related to such new concept or brand, if any.

Exhibit 10.15

(b)“Go Dark Rights.” Notwithstanding any provision contained herein, Lessee shall not be in default under this Section 8.01 unless and until Lessee fails to continue to operate its business at the Property (i.e., “go dark”) for more than three hundred and sixty five (365) consecutive days (except due to a Casualty or Condemnation event or during a period of alterations); provided, however, Lessee shall provide Lessor with written notice of its intent to “go dark” at least sixty (60) days prior to the Property going dark, and Lessee can only exercise its right to temporarily “go dark” once in any five (5) year period. The up to three hundred and sixty five (365)-day “go dark” period may only be extended with the prior written consent of Lessor. Notwithstanding the foregoing, the terms and provisions of this Lease and Lessee’s obligations hereunder shall remain in full force and effect during any “go dark” period (including without limitation, payment of all Monetary Obligations without reduction, maintenance of insurance as required under Article VI and continuation of Tenant’s maintenance obligations). Furthermore, in no event shall Lessee “go dark” in any manner that would violate the Ground Lease or any Permitted Encumbrances in any material respect or give a third party any right to acquire title to the Property.

Section 8.02. Compliance. Lessee’s use and occupation of the Property, and the condition thereof, shall, at Lessee’s sole cost and expense, comply fully with all Legal Requirements and all restrictions, covenants and encumbrances of record, and any owner obligations under such Legal Requirements, or restrictions, covenants and encumbrances of record, with respect to the Property, in either event, the failure with which to comply could have a Material Adverse Effect. Without in any way limiting the foregoing provisions, Lessee shall comply with all Legal Requirements relating to anti‑terrorism, trade embargos, economic sanctions, Anti-Money Laundering Laws, and the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder, as it affects the Property now or hereafter in effect, provided that, notwithstanding anything to the contrary contained in this Lease, Lessee shall have no obligation to repair, alter or modify the Premises to comply with the Americans with Disabilities Act of 1990, as such act may be amended from time to time (or similar Laws related to accessibility to, usability by, and discrimination against, disabled individuals) unless Lessee has received a notice of violation from the governmental agency authorized to enforce the Americans with Disabilities Act of 1990, as such act may be amended from time to time (or similar Laws related to accessibility to, usability by, and discrimination against, disabled individuals), and provided such notice of violation is not solicited or instigated by Lessor. Notwithstanding the foregoing, in the event Lessor were to make improvements or alterations to the Premises that would trigger compliance with the American with Disabilities Act of 1990, as such act may be amended from time to time (or similar Laws related to accessibility to, usability by, and discrimination against, disabled individuals), then Lessee shall comply therewith. Lessee shall obtain, maintain and comply with all required licenses and permits, both governmental and private, to use and operate the Properties as Permitted Facilities. Upon Lessor’s written request from time to time during the Lease Term, Lessee shall certify in writing to Lessor that Lessee’s representations, warranties and obligations under Section 5.05 and this Section 8.02 remain true and correct and have not been breached. Lessee shall immediately notify Lessor in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Lessee has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Lessee shall comply with all Legal Requirements and directives of Governmental Authorities and, at Lessor’s request, provide to Lessor copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Lessee shall also reimburse Lessor for all Costs incurred by Lessor in evaluating the effect of such an event on the Property and this Lease, in obtaining any necessary license from Governmental Authorities as may be necessary for Lessor to enforce its rights under the Transaction Documents, and in complying with all Legal Requirements applicable to Lessor as the result of the existence of such an event and for any penalties or fines imposed upon Lessor as a result thereof. Lessee will use its best efforts to prevent any act or condition to exist on or about the Property that will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Lessee shall pay for such increase. Lessee agrees that it will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Lessee’s failure to comply with its obligations under this Section.

Exhibit 10.15

Section 8.03. Environmental.

(a)Covenants.

(i)Lessee covenants to Lessor during the Lease Term, subject to the limitations of subsection (ii) below, as follows:

(A)All uses and operations on or of the Property, including the use, handling, and Release of Hazardous Materials, whether by Lessee or any other Person, shall be in material compliance with all Environmental Laws and permits issued pursuant thereto.

(B)There shall be no Releases in, on, under or from the Property, except in Permitted Amounts.

(C)Above ground storage tanks and USTs shall be properly permitted and only used as permitted.

(D)Lessee shall keep the Property or cause the Property to be kept free and clear of all Environmental Liens, whether due to any act or omission of Lessee or any other Person.

(E)Lessee shall not act or fail to act or allow any other tenant, occupant, guest, customer or other user of the Property to act or fail to act in any way that (1) materially increases a risk to human health or the environment, (2)  poses an unreasonable or unacceptable risk of harm to any Person or the environment (whether on or off the Property), (3) has a Material Adverse Effect, (4) is contrary to any material requirement set forth in the insurance policies maintained by Lessee or Lessor, (5) constitutes a public or private nuisance or constitutes waste, (6) materially violates any covenant, condition, agreement or easement applicable to the Property, or (7) results in any reopening or reconsideration of any prior investigation or results in a new investigation by a Governmental Authority having jurisdiction over the Property.

(F)Lessee shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to this Section 8.03, including but not limited to providing all relevant information and making knowledgeable persons available for interviews.

(ii)Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Lessee to satisfy any one or more of the covenants set forth in subsections (A) through (E) above provided that Lessee shall be in material compliance with the legally-binding requirements, if any, of any Governmental Authority with respect to Remediation or any relevant covenant.

(b)Notification Requirements. Lessee shall immediately notify Lessor in writing upon Lessee obtaining actual knowledge of (i) any Releases in, on, under or from the Property in violation of Environmental Law, or Hazardous Materials migrating from other properties towards the Property; (ii) any material non‑compliance with any Environmental Laws related in any way to the Property; (iii) any actual or pending Environmental Lien or activity use limitation; (iv) any Remediation of environmental conditions relating to the Property required or proposed by applicable Governmental Authorities; and (v) any written or oral notice or other communication of which Lessee becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to liability for Hazardous Materials, above ground storage tanks, USTs, and/or Remediation

Exhibit 10.15

thereof at or on the Property and/or any actual or potential administrative or judicial proceedings with respect to the environmental conditions of the Property. Lessee shall, upon Lessor’s written request, deliver to Lessor a certificate stating that Lessee is and has been in full compliance with all of the environmental representations, warranties and covenants in this Lease.

(c)Remediation. During the Lease Term, Lessee shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation, pursuant to a legally-binding requirement of any Governmental Authority, of any condition (including, but not limited to, a Release or Threatened Release) in, on, under or from the Property and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment with respect to such conditions. Should Lessee fail to undertake any such required Remediation in accordance with the preceding sentence (after Lessee has exhausted any valid and lawful challenges to any requests for Remediation by Governmental Authorities if Lessee chooses to challenge any such requests), Lessor, after written notice to Lessee and Lessee’s failure to promptly undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Lessee. Any Cost so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor. Notwithstanding the foregoing, Lessee shall not have any obligations with respect to any Remediation and/or any other requirements of Governmental Authorities that are solicited or instigated by the Indemnified Parties; provided, however, that Remediation and/or other requirements of Governmental Authorities that result from Lessor’s exercise of its rights pursuant to Section 8.03(e) shall be subject to Lessee’s Remediation obligation pursuant to this Section 8.03(c).

(d)Indemnification.

(i)Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses, including, but not limited to, all Costs of Remediation, arising out of or in any way relating to the environmental condition of the Property existing prior to and/or during the Lease Term (including, but not limited to, Releases, Hazardous Materials, Regulated Materials, above ground storage tanks, USTs, or other environmental matters in violation of Environmental Laws concerning the Property), provided that such Losses result from claims brought by third parties or legally-binding requirements of Governmental Authorities and provided that such third party claims or legally-binding requirements of Governmental Authorities are not solicited or instigated by the Indemnified Parties; provided, however, that Losses resulting from (A) claims or legally-binding requirements by Governmental Authorities that result from Lessor’s exercise of its rights pursuant to Section 8.03(e) during the term of the Lease and/or (B) following expiration or earlier termination of this Lease, Lessor’s compliance with Remediation obligations that are affirmatively required under Environmental Laws, shall be subject to Lessee’s indemnity obligation pursuant to this Section 8.03(d)(i). It is expressly understood and agreed that Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason as set forth in Section 8.03(f).

(ii)It is expressly understood and agreed that:

(A)Notwithstanding any other provisions in this Lease, the provisions in this Section 8.03 shall be the sole and exclusive provisions in this Lease with respect to indemnity claims and/or Losses by the Indemnified Parties related to or arising from Hazardous Materials, Regulated Materials, Releases, Remediation, Environmental Laws, and all other environmental conditions and/or environmental matters.

Exhibit 10.15

(B)The provisions in this Section 8.03 and in Section 12.02 of this Lease, and the remedies pursuant to the Purchase and Sale Agreement between Lessor and IEC Electronics Corp. − Albuquerque, dated September 30, 2016, shall be the sole and exclusive remedies of the Indemnified Parties against Lessee and its Affiliates with respect to Losses related to or arising from Hazardous Materials, Regulated Materials, Releases, Remediation, Environmental Laws, and all other environmental conditions and/or environmental matters and/or all other Losses related to, arising under, and/or that could be the subject of a claim pursuant to, Environmental Laws.

(e)Right of Entry. In the event that Lessor has a reasonable basis to believe that a Release in material violation of any Environmental Law or any other material violation of any Environmental Law has occurred, Lessor and any other Person designated by Lessor, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lessor’s sole and absolute discretion) and taking reasonable and appropriate samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Lessee shall cooperate with and provide access to Lessor and any other Person designated by Lessor. Lessee shall pay the Costs of any such assessment or investigation.

(f)Survival. Notwithstanding anything to the contrary contained in Section 8.03, the obligations of Lessee and the rights and remedies of Lessor under this Section 8.03 shall survive the termination, expiration and/or release of this Lease; provided, however, if Lessee provides Lessor with a Phase I environmental report with respect to the Property from a vendor approved by Lessor in its reasonable discretion, dated within thirty (30) days of the expiration or sooner termination of this Lease, which report is in all respects acceptable to Lessor (in its reasonable discretion), then in such event Lessee’s obligations under this Section 8.03 with respect to such Property shall survive the expiration or earlier termination of this Lease for a period of five (5) years.

ARTICLE IX

ADDITIONAL COVENANTS

Section 9.01. Performance at Lessee’s Expense. Lessee acknowledges and confirms that Lessor may impose reasonable administrative, processing or servicing fees, and collect its reasonable attorneys’ fees, costs and expenses in connection with (a) any extension, renewal, modification, amendment and termination of this Lease requested by Lessee; (b) any release or substitution of Property requested by Lessee; (c) the procurement of consents, waivers and approvals with respect to the Property or any matter related to this Lease requested by Lessee; (d) the review of any assignment or sublease or proposed assignment or sublease or the preparation or review of any subordination or non‑disturbance agreement requested by Lessee; (e) the collection, maintenance and/or disbursement of reserves created under this Lease or the other Transaction Documents (following an Event of Default); and (f) inspections required to make certain determinations under this Lease or the other Transaction Documents following Lessor’s reasonable belief of a breach under this Lease or any other Transaction Documents.

Section 9.02. Inspection. Lessor and its authorized representatives shall have the right, at all reasonable times and upon giving reasonable prior written notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Property or any part thereof and inspect the same. Lessee hereby waives any claim for damages for any injury or inconvenience to or interference with Lessee’s business, any loss of occupancy or quiet enjoyment of the Property and any other loss occasioned by such

Exhibit 10.15

entry, but, subject to Section 10.01, excluding damages arising as a result of the negligence or willful misconduct of Lessor.

Section 9.03. Financial Information.

(a)Financial Statements. Within forty five (45) days after the end of each fiscal quarter and within one hundred twenty (120) days after the end of each fiscal year of Lessee and Lessee Reporting Entities, Lessee shall deliver to Lessor (i) complete consolidated financial statements that consolidate Lessee and Lessee Reporting Entities, including a balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows and all other related schedules for the fiscal period then ended, such statements to detail separately interest expense, income taxes, non-cash expenses, non-recurring expenses, operating lease expense and current portion of long-term debt - capital leases; and (ii) income statements for the business at the Property. All such financial statements shall be prepared in accordance with GAAP, and shall be certified to be accurate and complete by an officer or director of each Lessee Reporting Entity. The financial statements delivered to Lessor need not be audited, but Lessee shall deliver to Lessor copies of any audited financial statements of the Lessee Reporting Entities which may be prepared, as soon as they are available.

(b)Other Information. Notwithstanding any provision contained herein, upon request at any time, Lessee will provide to Lessor, at no additional cost or expense to Lessee, any and all financial information and/or financial statements of Lessee Reporting Entities (and in the form or forms) as reasonably requested by Lessor including, but not limited to, as requested by Lessor in connection with Lessor’s filings with or disclosures to the Securities and Exchange Commission or other Governmental Authority.

Section 9.04. OFAC Laws. Upon receipt of notice or upon actual knowledge thereof, Lessee shall immediately notify Lessor in writing if any Person owning (directly or indirectly) any interest in any of the Lessee Entities, or any director, officer, shareholder, member, manager or partner of any of such holders is a Person whose property or interests are subject to being blocked under any of the OFAC Laws, or is otherwise in violation of any of the OFAC Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist‑related activities or any violation of the Anti‑Money Laundering Laws, has been assessed civil penalties under these or related Laws, or has had funds seized or forfeited in an action under these or related Laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 9.05. Estoppel Certificate. At any time, and from time to time, Lessee shall, promptly and in no event later than ten (10) days after a request from Lessor or any Lender or mortgagee of Lessor, execute, acknowledge and deliver to Lessor or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Lessor, certifying: (a) that Lessee has accepted the Property; (b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (c) the commencement and expiration dates of the Lease Term; (d) the date to which the Rentals have been paid under this Lease and the amount thereof then payable; (e) whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (f) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (g) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Lessee; (h) that neither Lessor nor any Lender or mortgagee has actual involvement in the management or control of decision making related to the operational aspects or the day‑to‑day operation of the Property, including any handling or disposal of Hazardous Materials, provided that Lessee determines, in its reasonable discretion, that such statements are true and accurate when any requests for such certifications are made; and (i) any other

Exhibit 10.15

information reasonably requested by Lessor or any Lender or mortgagee, as the case may be. If Lessee shall fail or refuse to sign a certificate in accordance with the provisions of this Section within ten (10) days following a request by Lessor, Lessee irrevocably constitutes and appoints Lessor as its attorney‑in‑fact to execute and deliver the certificate to any such third party, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding.

ARTICLE X

RELEASE AND INDEMNIFICATION

Section 10.01. Lessee’s Release and Indemnification. Lessee agrees to use and occupy the Property at its own risk and hereby releases Lessor and Lessor’s agents and employees from all claims for any damage or injury to the full extent permitted by Law, except to the extent caused by Lessor’s gross negligence or willful misconduct. Except to the extent caused by Lessor’s gross negligence or willful misconduct Lessee agrees that Lessor shall not be responsible or liable to Lessee or Lessee’s employees, agents, customers, licensees or invitees for bodily injury, personal injury or property damage occasioned by the acts or omissions of any other lessee or any other Person. Lessee agrees that any employee or agent to whom the Property or any part thereof shall be entrusted by or on behalf of Lessee shall be acting as Lessee’s agent with respect to the Property or any part thereof, except to the extent caused by Lessor’s gross negligence or willful misconduct and neither Lessor nor Lessor’s agents, employees or contractors shall be liable for any loss of or damage to the Property or any part thereof. Lessee shall indemnify, protect, defend and hold harmless each of the Indemnified Parties from and against any and all Losses (excluding Losses suffered by an Indemnified Party arising out of the gross negligence or willful misconduct of such Indemnified Party; provided, however, that the term “gross negligence” shall not include gross negligence imputed as a matter of Law to any of the Indemnified Parties solely by reason of Lessor’s interest in the Property or Lessor’s failure to act in respect of matters which are or were the obligation of Lessee under this Lease) caused by, incurred or resulting from Lessee’s operations or by Lessee’s use and occupancy of the Property, whether relating to its original design or construction, latent defects, alteration, maintenance, use by Lessee or any Person thereon, supervision or otherwise, or from any breach of, default under, or failure to perform, any term or provision of this Lease by Lessee, its officers, employees, agents or other Persons. It is expressly understood and agreed that Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason whatsoever.

Section 10.02. Lessor’s Indemnification. Lessor shall indemnify, protect, defend and hold harmless Lessee from and against any and all Losses suffered by or claimed by Lessee directly based on or arising out of ore resulting from (i) Lessor’s gross negligence or willful misconduct, or (ii) any material breach by Lessor in the performance of observance of its covenants or obligations under this Lease.

ARTICLE X1

Condemnation and Casualty

Section 11.01. Notification. Lessee shall promptly give Lessor written notice of (a) any Condemnation of the Property, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of the Property, and (c) any Casualty to the Property or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Lessee shall promptly send Lessor copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

Section 11.02. Total Condemnation. In the event of a Condemnation of all or substantially all of the Property, and if as a result of such Condemnation: (i) access to the Property to and from the publicly dedicated roads adjacent to the Property as of the Effective Date is permanently and materially impaired

Exhibit 10.15

such that Lessee no longer has access to such dedicated road; (ii) there is insufficient parking to operate the Property as a Permitted Facility under applicable Laws; or (iii) the Condemnation includes a portion of the building such that the remaining portion is unsuitable for use as a Permitted Facility, as determined by Lessee in the exercise of good faith business judgment (and Lessee provides to Lessor an officer’s certificate executed by an officer of Lessee certifying to the same) (each such event, a “Total Condemnation”), then, in such event:

(a)Termination of Lease. On the date of the Total Condemnation, all obligations of either party hereunder shall cease; provided, however, that Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease and Lessee’s obligation to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease prior to the date of termination shall survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Base Monthly Rental for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.

(b)Net Award. Subject to Section 11.07 below, Lessor shall be entitled to receive the entire Net Award in connection with a Total Condemnation without deduction for any estate vested in Lessee by this Lease, and Lessee hereby expressly assigns to Lessor all of its right, title and interest in and to every such Net Award and agrees that Lessee shall not be entitled to any Net Award or other payment for the value of Lessee’s leasehold interest in this Lease.

Section 11.03. Partial Condemnation or Casualty. In the event of a Condemnation which is not a Total Condemnation (each such event, a “Partial Condemnation”), or in the event of a Casualty:

(a)Net Awards. All Net Awards shall be paid to Lessor.

(b)Continuance of Lease. This Lease shall continue in full force and effect upon the following terms:

(i)All Rental and other Monetary Obligations due under this Lease shall continue unabated.

(ii)Lessee shall promptly commence and diligently prosecute restoration of the Property to the same condition, as nearly as practicable, as prior to the Partial Condemnation or Casualty as approved by Lessor in its commercially reasonable discretion. Subject to the terms and provisions of the Mortgage and upon the written request of Lessee (accompanied by evidence reasonably satisfactory to Lessor that such amount has been paid or is due and payable and is properly part of such costs, and that Lessee has complied with the terms of Section 7.02 in connection with the restoration), Lessor shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Lessor, an amount up to but not exceeding the amount of any Net Award received by Lessor with respect to such Partial Condemnation or Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Lessee shall provide evidence reasonably satisfactory to Lessor of the payment of restoration expenses by Lessee up to the amount of the insurance deductible applicable to such Casualty. Lessor shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Lessee shall bear all additional Costs of such restoration in excess of the Net Award.

(c)Notwithstanding anything contained in this Section 11.03 and Section 7.01 to the contrary, if during the final twelve (12) months of the Initial Term or any Extension Term, the Property is destroyed or damaged by a Casualty to such an extent that (i) the Property is rendered unsuitable for use as a Permitted Facility, and (ii) the estimated time to rebuild the Property exceeds 180 days, and provided that the damage or destruction is a Casualty fully insured by Lessee as required by

Exhibit 10.15

this Lease, Lessee may terminate this Lease with respect to the Property by giving notice to Lessor within thirty (30) days after the date of such Casualty.  If Lessee elects to terminate this Lease pursuant to this Section 11.03(c), Lessor shall be entitled to all insurance proceeds paid or payable under the insurance policies required to be maintained by Lessee under this Lease that are attributable to the Property, and Lessee, as a condition to the effectiveness of such termination, on or before the date of termination, (A) shall pay to Lessor the amount of the deductibles under any such insurance policies (the “Casualty Termination Payment”), and (B) execute an agreement, accepted by the insurer, whereby the parties agree that Lessor is the sole party entitled to adjust losses under such insurance policies, that all losses under such insurance policies shall be payable solely to Lessor, and insurer has no defense or offset to the payment of claims under such insurance policies and such insurance policies are in full force and effect.  Upon the giving of notice by Lessee to terminate pursuant to this Section 11.03(c), and Lessee's payment of the Casualty Termination Payment (if any), any outstanding Monetary Obligation and the prorated portion of all Rental and Monetary Obligations, this Lease shall automatically terminate with respect to the Property (except that any obligations which expressly survive any termination of this Lease shall survive) as of the date such notice and Casualty Termination Payment (if any) and other Monetary Obligations are paid.

Section 11.04. Temporary Taking. In the event of a Condemnation of all or any part of the Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rental, Additional Rental or any other Monetary Obligation payable hereunder. Except as provided below, Lessee shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Lessor and Lessee as of the date of such expiration. At the termination of any such Temporary Taking, Lessee will, at its own cost and expense and pursuant to the provisions of Section 7.02, promptly commence and complete restoration of the Property.

Section 11.05. Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Lessee shall be adjusted by Lessor and Lessee. Any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Lessor or, at Lessor’s election, Lessee. Notwithstanding the foregoing or any other provisions of this Section 11.05 to the contrary, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Lessor is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Lessee and otherwise, to file and prosecute Lessee’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Lessee to Lessor under this Lease, in such order, priority and proportions as Lessor in its discretion shall deem proper.

Section 11.06. Lessee Obligation in Event of Casualty. During all periods of time following a Casualty, Lessee shall take reasonable steps to ensure that the Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

Section 11.07. Lessee Awards and Payments. Notwithstanding any provision contained in this Article XI, Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any personal property owned by Lessee, any insurance proceeds with respect to any personal property owned by Lessee, the interruption of its business and moving expenses (subject, however, to the provisions of Section 6.03(a)(iv) above), but only if such claim or award does not adversely affect or interfere with the prosecution of Lessor’s claim for the Condemnation or Casualty, or otherwise reduce the amount recoverable by Lessor for the Condemnation or Casualty.

Exhibit 10.15

ARTICLE XII

DEFAULT, CONDITIONAL LIMITATIONS,
REMEDIES AND MEASURE OF DAMAGES

Section 12.01. Event of Default. Each of the following shall be an event of default by Lessee under this Lease (each, an “Event of Default”):

(a)if any representation or warranty of Lessee set forth in this Lease is false in any material respect when made, or if Lessee renders any materially false statement or account when made;

(b)if any Rental or other Monetary Obligation due under this Lease is not paid within three (3) Business Days after written notice of failure to pay the same; provided, however, that Lessor shall only be obligated to provide such written notice and the three (3) Business Day cure period shall only be available twice in any twelve (12) month period; provided, further, that any delay in the payment of Rental as a result of a technical error in the wiring and/or automated clearinghouse process shall not constitute an Event of Default hereunder so long as the same is corrected within one (1) Business Day of the date Lessee receives notice thereof;

(c)if Lessee fails to pay, prior to delinquency, any taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against the Property;

(d)subject to Lessee’s rights pursuant to Section 8.01(b), if Lessee vacates or abandons any Property for thirty (30) consecutive days;

(e)if there is an Insolvency Event affecting Lessee or the Guarantor;

(f)if Lessee fails to observe or perform any of the other covenants, conditions or obligations of Lessee in this Lease after Lessor shall have given Lessee notice thereof and a period of thirty (30) days shall have elapsed, during which period Lessee may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30)‑day period, as determined by Lessor in its reasonable discretion, and Lessee is diligently pursuing a cure of such failure, then Lessee shall have a reasonable period to cure such failure beyond such thirty (30)‑day period, which shall in no event exceed ninety (90) days after receiving notice of such failure from Lessor. If Lessee shall fail to correct or cure such failure within such ninety (90)‑day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required;

(g)if a final, nonappealable judgment is rendered by a court against Lessee which has a Material Adverse Effect, and is not discharged or provision made for such discharge within ninety (90) days from the date of entry thereof;

(h)if Lessee or Guarantor shall be liquidated or dissolved or if Lessee or Guarantor shall begin proceedings towards its respective liquidation or dissolution;

(i)if the estate or interest of Lessee in the Property shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made; or

(j)if there is an “Event of Default” or other breach or default by Lessee or Guarantor under any of the other Transaction Documents or any Other Agreement , after the passage of all

Exhibit 10.15

applicable notice and cure or grace periods; provided, however, in the event that this Lease has been the subject of a Securitization and any Other Agreement has not been the subject of the same Securitization or any series relating to such Securitization, an “Event of Default” under such Other Agreement shall not constitute an Event of Default under this Lease.

Section 12.02. Remedies. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Lessee, Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at Law or in equity, including, without limitation, any one or more of the following:

(a)to terminate this Lease, whereupon Lessee’s right to possession of the Property shall cease and this Lease, except as to Lessee’s liability, shall be terminated;

(b)to the extent not prohibited by applicable Law, to (i) re-enter and take possession of the Property (or any part thereof), any permits and other rights or privileges of Lessee pertaining to the use and operation of the Property, and (ii) expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Lessor hereunder or under a forcible entry and detainer statute or similar Law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states. If Lessee shall, after default, voluntarily give up possession of the Property to Lessor, deliver to Lessor or its agents the keys to the Property, or both, such actions shall be deemed to be in compliance with Lessor’s rights and the acceptance thereof by Lessor or its agents shall not be deemed to constitute a termination of the Lease. Lessor reserves the right following any re‑entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate;

(c)to bring an action against Lessee for any damages sustained by Lessor or any equitable relief available to Lessor and to the extent not prohibited by applicable Law;

(d)to relet the Property or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Lessor, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the Rental and other Monetary Obligations due from Lessee in such order as Lessor may, in its sole discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting. Lessor reserves the right following any re‑entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice. Lessor shall have an obligation to mitigate its damages and relet the Property in accordance with applicable law; provided, however, that in no event shall Lessor’s obligation to mitigate its damages be interpreted to require Lessor to lease the Property to any Person other than a Qualified Operator upon terms and conditions reasonably acceptable to Lessor;

(e)except to the extent prohibited by applicable Law to accelerate and recover from Lessee all Rental and other Monetary Obligations due and owing and scheduled to become due and owing under this Lease both before and after the date of such breach for the entire original scheduled Lease Term less the then fair market rental value of the Property for such period (taking into consideration any reasonable reletting period and deducting therefrom all costs and expenses which Lessor would reasonably incur in connection with reletting or subletting, including without limitation, brokerage commissions, legal expenses and expenses of preparing the Property for

Exhibit 10.15

Lessee or subtenant(s) occupancy), which sum shall be discounted to its then present value in accordance with accepted financial practice using a rate equal to seven percent (7.0%) per annum;

(f)to recover from Lessee all Costs paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced;

(g)to immediately or at any time thereafter, and with or without notice, at Lessor’s sole option but without any obligation to do so, correct such breach or default and charge Lessee all Costs incurred by Lessor therein. Any sum or sums so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor. Any such acts by Lessor in correcting Lessee’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Lessor’s right to exercise any or all remedies set forth herein;

(h)to immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Lessee held by Lessor under this Lease or any other Transaction Document or any Other Agreement against any sum owing by Lessee hereunder;

(i)Without limiting the generality of the foregoing or limiting in any way the rights of Lessor under this Lease or otherwise under applicable Laws, at any time after the occurrence, and during the continuance, of an Event of Default, Lessor shall be entitled to apply for and have a receiver appointed under applicable Law by a court of competent jurisdiction (by ex parte motion for appointment without notice) in any action taken by Lessor to enforce its rights and remedies hereunder in order to protect and preserve Lessor’s interest under this Lease or in the Property and the Personalty, and in connection therewith, LESSEE HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE, AND DURING THE CONTINUANCE, OF AN EVENT OF DEFAULT; and/or

(j)to seek any equitable relief available to Lessor, including, without limitation, the right of specific performance.

Section 12.03. Cumulative Remedies. All powers and remedies given by Section 12.02 to Lessor, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Lessor under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Lessee contained in this Lease, and no delay or omission of Lessor to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Lessor may be exercised from time to time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right in its sole judgment to discontinue any work commenced by Lessor or change any course of action undertaken by Lessor.

ARTICLE XIII

MORTGAGE, SUBORDINATION AND ATTORNMENT

Section 13.01. No Liens. Lessor’s interest in this Lease and/or the Property shall not be subordinate to any liens or encumbrances placed upon the Property by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor. NOTICE IS HEREBY GIVEN THAT LESSEE IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PROPERTY OR LESSEE’S LEASEHOLD INTEREST THEREIN, AND

Exhibit 10.15

ANY SUCH PURPORTED TRANSACTION SHALL BE VOID. Notwithstanding the foregoing, Lessor acknowledges and permits the lien of Manufacturers and Traders Trust Company (“M&T”) in all of the personal property of Lessee securing indebtedness incurred or guaranteed by Lessee as of the date of this Lease.

Section 13.02. Subordination. This Lease at all times shall automatically be subordinate to the lien of any and all ground leases and Mortgages now or hereafter placed upon the Property by Lessor, upon the condition that any such ground lessor or mortgagee shall agree in writing that Lessee shall have the right to remain in possession of the Property under the terms of this Lease, notwithstanding any default in any or all such ground leases or Mortgages, or after the foreclosure of such Mortgages, so long as no Event of Default shall have occurred and be continuing.  Lessee covenants and agrees to execute and deliver, upon demand, any reasonably requested further instruments evidencing such subordination.  In addition, Lessor agrees to notify any such ground lessor or mortgagee that Lessor (or its successors and/or assigns, as applicable) shall be bound by the terms and conditions of that certain Landlord Lien Subordination dated as of the date hereof by and between Lessor and Manufacturers and Traders Trust Company, as Lessee’s lender, as such agreement may be amended or otherwise modified from time to time.

Section 13.03. Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to the Property, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Lessor as landlord under this Lease, Lessee shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Lessor”), and recognize the Successor Lessor as lessor under this Lease, and, subject to the provisions of this Article XIII, this Lease shall continue in full force and effect as a direct lease between the Successor Lessor and Lessee, provided that the Successor Lessor shall only be liable for any obligations of Lessor under this Lease which accrue after the date that such Successor Lessor acquires title. The foregoing provision shall be self‑operative and effective without the execution of any further instruments.

Section 13.04. Execution of Additional Documents. Although the provisions in this Article XIII shall be self‑operative and no future instrument of subordination shall be required, upon request by Lessor, Lessee shall execute and deliver such additional reasonable instruments as may be reasonably required for such purposes.

Section 13.05. Notice to Lender. Lessee shall give written notice to any Lender having a recorded lien upon the Property or any part thereof of which Lessee has been notified of any breach or default by Lessor of any of its obligations under this Lease and give such Lender at least sixty (60) days beyond any notice period to which Lessor might be entitled to cure such default before Lessee may exercise any remedy with respect thereto.

ARTICLE XIV

ASSIGNMENT

Section 14.01. Assignment by Lessor. As a material inducement to Lessor’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”) and the other Transaction Documents, Lessee hereby agrees that Lessor may, from time to time and at any time and without the consent of Lessee, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: (a) the sale, assignment, grant, conveyance, transfer, financing, re‑financing, purchase or re‑acquisition of the Property, this Lease or any other Transaction Document, Lessor’s right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or (b) a Securitization and related transactions. Without in any way limiting the foregoing, the parties acknowledge and agree that Lessor, in its sole discretion, may assign this Lease or any interest herein to another Person in order to maintain Lessor’s or any of its Affiliates’ status

Exhibit 10.15

as a REIT. In the event of any such sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee (so long as Lessor and such purchaser or assignee notify Lessee in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Lessor hereunder from and after the date of such assignment). At the request of Lessor, Lessee will execute such documents confirming the sale, assignment or other transfer and such other agreements as Lessor may reasonably request, provided that the same do not increase the liabilities and obligations of Lessee hereunder. Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

Section 14.02. No Assignment by Lessee.

(a)Lessee acknowledges that Lessor has relied both on the business experience and creditworthiness of Lessee and upon the particular purposes for which Lessee intends to use the Property in entering into this Lease. Lessee shall not assign, transfer, convey, pledge or mortgage this Lease or any interest herein or any interest in Lessee, whether by operation of Law or otherwise, without the prior written consent of Lessor. At the time of any assignment of this Lease which is approved by Lessor, the assignee shall assume all of the obligations of Lessee under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Lessor. Such assignment of this Lease pursuant to this Section 14.02 shall not relieve Lessee of its obligations respecting this Lease unless otherwise agreed to by Lessor. Any assignment, transfer, conveyance, pledge or mortgage in violation of this Section 14.02 shall be voidable at the sole option of Lessor. Any consent to an assignment given by Lessor hereunder shall not be deemed a consent to any subsequent assignment.

(b)Notwithstanding anything to the contrary contained in this Section 14.02 and provided that no Event of Default has occurred and is continuing at the time of the proposed assignment or other transfer, and provided further that any assignee agrees to assume all of Lessee’s obligations under this Lease, Lessee shall have the right to assign or otherwise transfer all, but not less than all, of its interest in, to and under this Lease without Lessor’s consent to (i) an Affiliate of Lessee, (ii) any entity which purchases or otherwise acquires all or substantially all of the assets or equity interest of Lessee in a bona fide sale for fair market value, or (iii) a Qualified Operator (each, a “Permitted Transfer”).  A “Qualified Operator” shall mean a Person who, for two (2) consecutive years immediately prior to the date of the proposed assignment or transfer, (A) has a CFCCR (defined below) of at least 2.0x; (B) generates EBITDA (defined below) of at least $12,500,000.00, and (C) has a Lease Adjusted Leverage (defined below) of no more than 4.0x; provided, however, that Lessee may satisfy the foregoing conditions of a Qualified Operator by providing, or causing to be provided, a guaranty agreement, in form and substance reasonably acceptable to and approved by Lessor, in writing, which guaranty shall be from an entity that meets the requirements of (A), (B) and (C) set forth in this Section 14.02.  In the event that Lessee effects a Permitted Transfer pursuant to clause (iii), Lessee shall be released from any liability arising under this Lease from and after the date of such assignment and Guarantor shall be released from any liability arising under the Guaranty from and after the date of such assignment.  In the event that Lessee effects a Permitted Transfer pursuant to clauses (i) or (ii), Lessee shall not be released from liability under this Lease nor shall Guarantor be released from liability under the Guaranty.

For purposes hereof:

“CFCCR” means with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (i) the sum of Consolidated Net Income (excluding non-cash income), Depreciation and Amortization, Interest Expense, income taxes, Operating Lease Expense and non-cash expenses to (ii) the sum of Operating Lease Expense

Exhibit 10.15

(excluding non-cash rent adjustments), scheduled principal payments of long term Debt, scheduled maturities of all Capital Leases, dividends and Interest Expense (excluding non-cash interest expense and amortization of non-cash financing expenses). For purposes of calculating the CFCCR, the following terms shall be defined as set forth below:

“Capital Lease” shall mean all leases of any property, whether real, personal or mixed, by a Person, which leases would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.  The term “Capital Lease” shall not include any operating lease.

“Consolidated Net Income” shall mean with respect to the period of determination, the net income or net loss of a Person.  In determining the amount of Consolidated Net Income, (i) adjustments shall be made for nonrecurring gains and losses or non-cash items allocable to the period of determination, (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense, Operating Lease Expense, and (iii) no deductions shall be made for income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP.

“Debt” shall mean with respect to a Person, and for the period of determination (i) indebtedness for borrowed money, (ii) subject to the limitation set forth in sub item (iv) below, obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (iv) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, except for guaranty obligations of such Person, which, in conformity with GAAP, are not included on the balance sheet of such Person.

“Depreciation and Amortization” shall mean the depreciation and amortization accruing during any period of determination with respect to a Person, as determined in accordance with GAAP.

“Interest Expense” shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of a Person, as determined in accordance with GAAP.

“Operating Lease Expense” shall mean the sum of all payments and expenses incurred by a Person, under any operating leases during the period of determination, as determined in accordance with GAAP.

“EBITDA” means for the twelve (12) month period ending on the date of determination, the sum of a Person’s net income (loss) for such period plus, in each case to the extent previously deducted in calculating net income (loss): (i) income taxes, (ii) interest payments on all of its debt obligations (including any borrowings under short term credit facilities), (iii) all non-cash charges including depreciation and amortization, and (iv) Non-Recurring Items (defined below).

“EBITDAR” means the sum of a Person’s EBITDA and its total land and building rent for the twelve (12) month period ending on the date of determination.

Exhibit 10.15

“Lease Adjusted Leverage” means with respect to a Person, as of any applicable date, the sum of (i) ten (10) times such Person’s total land and building rent for the twelve (12) month period ending on the date of determination, and (ii) the total current balance of such Person’s total debt obligations (including any borrowings under short term credit facilities) on such date, divided by EBITDAR.

“Non-Recurring Items” shall mean with respect to a Person, items of the sum (whether positive or negative) of revenue minus expenses that, in the judgment of Lessor, are unusual in nature, occur infrequently and are not representative of the ongoing or future earnings or expenses of such Person.

Section 14.03. No Sale of Assets. Subject to Lessee’s rights under Section 14.02(b), without the prior written consent of Lessor, Lessee shall not sell all or substantially all of Lessee’s assets. Any sale of Lessee’s assets in violation of this Section 14.03, shall be voidable at the sole option of Lessor. Any consent to a sale of Lessee’s assets given by Lessor hereunder shall not be deemed a consent to any subsequent sale of Lessee’s assets.

Section 14.04. No Subletting. Lessee shall not sublet any or all of the Property without the prior written consent of Lessor, which may be withheld by Lessor in its sole discretion and any such purported subletting shall be void.

ARTICLE XV

NOTICES

Section 15.01. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; (c) certified or registered mail, return receipt requested; or (d) email transmission, and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested; or (iv) transmission, if delivered by email transmission. Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:

Exhibit 10.15

If to Lessee:	IEC Electronics Corp - Albuquerque 105 Norton Street Newark, NY 14513 Attention: Michael T. Williams Email: mwilliams@iec-electronics.com

With a copy to:	Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 Attention: Kelly A. Pronti, Esq. Email: kpronti@hselaw.com

If to Lessor:	STORE Capital Acquisitions, LLC 8501 E. Princess Drive, Suite 190 Scottsdale, AZ 85255 Attention:Michael T. Bennett Executive Vice President - General Counsel Email: mbennett@storecapital.com rdan Burke

With a copy to:	Kutak Rock LLP 1801 California Street, Suite 3000 Denver, CO 80202 Attention:Kristine Poston, Esq. Email: kristine.poston@kutakrock.com or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.
ARTICLE XVI

Landlord’s Lien / Security Interest
Section 16.01. Landlord’s Lien and Security Interest. Lessee agrees that Lessor shall have a landlord’s lien, in, on and against all of Lessee’s right, title and interest in, to and under all Personalty, which lien and security interest shall secure the payment of all Rental and other Monetary Obligations payable by Lessee to Lessor under the terms hereof and all other obligations of Lessee to Lessor under this Lease. Lessee agrees that Lessor may file such documents as Lessor then deems appropriate or necessary to perfect and maintain said lien and security interest, and expressly acknowledges and agrees that, in addition to any and all other rights and remedies of Lessor whether hereunder or at Law or in equity, in the Event of Default of Lessee hereunder, Lessor shall have any and all rights and remedies granted a secured party under the Uniform Commercial Code then in effect in the state where the Property is located. Lessee covenants to promptly notify Lessor of any changes in Lessee’s name and/or organizational structure which may necessitate the execution and filing of additional financing statements; provided, however, the foregoing shall not be construed as Lessor’s consent to such changes.

Lessee hereby ratifies its authorization for Lessor or any of its Affiliates to have filed in any Uniform Commercial Code jurisdiction any initial financing statement and any amendments thereto covering the Personalty pledged herein, if filed prior to the Effective Date.

ARTICLE XVII

MISCELLANEOUS

Section 17.01. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party

Exhibit 10.15

for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Lessee with respect to Rental and other Monetary Obligations to be paid hereunder.

Section 17.02. No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of the Property by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of the Property or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Property or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

Section 17.03. Interpretation. Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

Section 17.04. Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Lessor entering into this Lease:
(a)Lessor and Lessee intend that (i)  this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and (ii) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or losses of Lessee.

(b)Lessor and Lessee covenant and agree that: (i) each will treat this Lease as an operating lease pursuant to Statement of Financial Accounting Standards No. 13, as amended, and as a true lease for state Law reporting purposes and for federal income tax purposes; (ii) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 17.04; (iii) with respect to the Property, the Lease Term is less than seventy-five percent (75%) of the estimated remaining economic life of the Property; and (iv) the Base Annual Rental is the fair market value for the use of the Property and was agreed to by Lessor and Lessee on that basis, and the execution and delivery of, and the performance by Lessee of its obligations under, this Lease do not constitute a transfer of all or any part of the Property.

(c)Lessee waives any claim or defense based upon the characterization of this Lease as anything other than a true lease of the Property. Lessee stipulates and agrees (i) not to challenge the validity, enforceability or characterization of the lease of the Property as a true lease of the Property; and (ii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 17.04.

Exhibit 10.15

Section 17.05. Disclosures.

(a)Securities Act or Exchange Act. The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under the Securities Act or the Exchange Act.

(b)Lessor Advertising and Related Publications. Lessee hereby consents to the use by Lessor of, and Lessor is hereby expressly permitted to use, Lessee’s name, trademarks, logos, pictures of stores and signage, and basic Transaction information (collectively “Lessee’s Information”) solely in connection with Lessor’s sales, advertising, and press release materials, including on Lessor’s website.  Lessee’s consent shall be deemed authorization for the limited use of Lessee’s Information by Lessor under all applicable copyright and trademark laws.

(c)Public Disclosures. Except as required by Law, Lessee shall not make any public disclosure, including press releases or any form of media release, of this Lease Agreement or any transactions relating hereto without the prior written consent of Lessor.

Section 17.06. Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled. In addition, the prevailing party shall, upon demand, be entitled to all attorneys’ fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.

Section 17.07. Memorandum of Lease. Concurrently with the execution of this Lease, Lessor and Lessee are executing Lessor’s standard form memorandum of lease in recordable form, indicating the names and addresses of Lessor and Lessee, a description of the Property, the Lease Term, but omitting Rentals and such other terms of this Lease as Lessor may not desire to disclose to the public. Further, upon Lessor’s request, Lessee agrees to execute and acknowledge a termination of lease and/or quitclaim deed in recordable form to be held by Lessor until the expiration or sooner termination of the Lease Term; provided, however, if Lessee shall fail or refuse to sign such a document in accordance with the provisions of this Section within ten (10) days following a request by Lessor, Lessee irrevocably constitutes and appoints Lessor as its attorney‑in‑fact to execute and record such document, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding.

Section 17.08. No Brokerage. Lessor and Lessee represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Property. Each of Lessor and Lessee agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.

Section 17.09. Waiver of Jury Trial and Certain Damages. LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LESSOR AND LESSEE, LESSEE’S USE OR OCCUPANCY OF THE Property, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY

Exhibit 10.15

WAIVE THE RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF LESSOR OR LESSEE, AS APPLICABLE, OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY LESSOR AND LESSEE OF ANY RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 17.10. Securitizations. As a material inducement to Lessor’s willingness to enter into the Transactions contemplated by this Lease and the other Transaction Documents, Lessee hereby acknowledges and agrees that Lessor may, from time to time and at any time (a) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and (b) (i) act or permit another Person to act as sponsor, settler, transferor or depositor of, or a holder of interests in, one or more Persons or other arrangements formed pursuant to a trust agreement, indenture, pooling agreement, participation agreement, sale and servicing agreement, limited liability company agreement, partnership agreement, articles of incorporation or similar agreement or document; and (ii) permit one or more of such Persons or arrangements to offer and sell stock, certificates, bonds, notes, other evidences of indebtedness or securities that are directly or indirectly secured, collateralized or otherwise backed by or represent a direct or indirect interest in whole or in part in any of the assets, rights or properties described in Section 14.01 of this Lease, in one or more Persons or arrangements holding such assets, rights or properties, or any of them (collectively, the “Securities”), whether any such Securities are privately or publicly offered and sold, or rated or unrated (any combination of which actions and transactions described in both clauses (i) and (ii) in this paragraph, whether proposed or completed, are referred to in this Lease as a “Securitization”). Lessee shall cooperate fully with Lessor and any Affected Party with respect to all reasonable requests and due diligence procedures and use reasonable efforts to facilitate such Securitization, provided that such cooperation shall be at no additional cost or expense to Lessee so long as Lessee is not otherwise required to provide such information to Lessor pursuant to the other provisions of this Lease.

Section 17.11. State‑Specific Provisions. The provisions and/or remedies which are set forth on the attached Exhibit D shall be deemed a part of and included within the terms and conditions of this Lease.

Section 17.12. Time is of the Essence; Computation. Time is of the essence with respect to each and every provision of this Lease. If any deadline provided herein falls on a non-Business Day, such deadline shall be extended to the next day that is a Business Day.

Section 17.13. Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor’s right to collect any unpaid amounts or an accord and satisfaction.

Section 17.14. Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

Exhibit 10.15

Section 17.15. Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

Section 17.16. Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.

Section 17.17. Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.

Section 17.18. Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the state where the Property is located. Lessee consents that it may be served with any process or paper by registered mail or by personal service within or without the state where the Property is located in accordance with applicable Law. Furthermore, Lessee waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. This Lease shall be governed by, and construed with, the Laws of the applicable state in which the Property is located, without giving effect to any state’s conflict of Laws principles.

Section 17.19. Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original. Furthermore, the undersigned agree that transmission of this Lease via e-mail in a “.pdf” or other electronic format shall be deemed transmission of the original Lease for all purposes.

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Exhibit 10.15

IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSOR: STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company By: /s/ Christopher K. Burbach Printed Name: Christopher K. Burbach Title: Executive Vice President
310

Exhibit 10.15

IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSEE: IEC ELECTRONICS CORP - ALBUQUERQUE, a New Mexico corporation By: /s/ Michael T. Williams Printed Name: Michael T. Williams Title: CFO

Exhibit 10.15

EXHIBITS
Exhibit A:    Defined Terms
Exhibit B:    Legal Description and Street Address of the Property
Exhibit C:    Authorization Agreement - Pre‑Arranged Payments
Exhibit D:    State‑Specific Provisions

Exhibit 10.15

EXHIBIT A
DEFINED TERMS
The following terms shall have the following meanings for all purposes of this Lease:

“Additional Rental” has the meaning set forth in Section 4.03.

“Adjustment Date” has the meaning set forth in Section 1.07.

“Affected Party” means each direct or indirect participant or investor in a proposed or completed Securitization, including, without limitation, any prospective owner, any rating agency or any party to any agreement executed in connection with the Securitization.

“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Anti‑Money Laundering Laws” means all applicable Laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.

“Base Annual Rental” has the meaning set forth in Section 1.05.

“Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental.

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“Casualty” means any loss of or damage to any property included within or related to the Property or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.

“Casualty Termination Payment” has the meaning set forth in Section 11.03(c).

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Condemnation” means a Taking and/or a Requisition.

“Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.

“Default Rate” means 18% per annum or the highest rate permitted by Law, whichever is less.

“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.

“Environmental Laws” means federal, state and local Laws, ordinances, common law requirements, regulations, rules, and other governmental requirements, administrative rulings and court judgments and decrees having the effect of Law in effect now or in the future and including all amendments, that relate to

Exhibit 10.15

Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Lessee and/or the Property.

“Environmental Liens” means any liens and other encumbrances imposed pursuant to any Environmental Law.

“Event of Default” has the meaning set forth in Section 12.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Option” has the meaning set forth in Section 3.02.

“Extension Term” has the meaning set forth in Section 3.02.

“Force Majeure Event” has the meaning set forth in Section 17.01.

“GAAP” means generally accepted accounting principles, consistently applied from period to period.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi‑governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local Laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Ground Landlord” the City of Albuquerque, New Mexico, a political subdivision of the State of New Mexico.

“Ground Lease” means that certain Lease Agreement between Ground Landlord, as ground lessor, and Lessor, as ground lessee (and as successor-in-interest to General Technology Corporation, a New Mexico corporation), dated as of March 1, 1999, together with all assignments thereof and amendments thereto.

“Guarantor” means IEC ELECTRONICS CORP., a Delaware corporation, or any additional or replacement guarantor(s) approved by Lessor in its sole and absolute discretion.

“Guaranty” means that certain Unconditional Guaranty of Payment and Performance dated as of the date hereof given by Guarantor for the benefit of Lessor, as the same may be amended from time to time.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes the Property to be in violation of any local, state or federal Law or regulation, or Environmental Law, or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal Law or under the regulations adopted or orders issued pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted pursuant to the aforesaid Laws; (b) asbestos in any form which is friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls

Exhibit 10.15

in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Indemnified Parties” means Lessor and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lessor.

“Initial Term” has the meaning set forth in Section 3.01.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

“Insurance Premiums” has the meaning in Section 6.04.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, legal requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

“Lease Term” has the meaning described in Section 3.01.

“Lease Year” has the meaning set forth in Section 6.01.

“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Lessee or to the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Property.

“Lender” means any lender in connection with any loan secured by Lessor’s interest in the Property, and any servicer of any loan secured by Lessor’s interest in the Property.

“Lessee Entity” or “Lessee Entities” means individually or collectively, as the context may require, Lessee and Guarantor and all Affiliates of Lessee and Guarantor.

“Lessee Reporting Entities” means Lessee and Guarantor.

“Lessee’s Information” has the meaning set forth in Section 17.05(b).

“Lessor Entity” or “Lessor Entities” means individually or collectively, as the context may require, Lessor and all Affiliates of Lessor.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties,

Exhibit 10.15

interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).

“Material Adverse Effect” means a material adverse effect on (a) the Property, including without limitation, the operation of the Property as a Permitted Facility and/or the value of the Property; (b) the contemplated business, condition, worth or operations of any Lessee Entity; (c) Lessee’s ability to perform its obligations under this Lease; (d) Lessor’s interests in the Property, this Lease or the other Transaction Documents; or (e) any Guarantor’s ability to perform its obligations under the Guaranty.

“Monetary Obligations” means all Rental and all other sums payable or reimbursable by Lessee under this Lease to Lessor, to any third party on behalf of Lessor, or to any Indemnified Party.

“Mortgage” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Lessor for the benefit of Lender with respect to the Property, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.

“Net Award” means (a) the entire award payable with respect to a Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to a Property, as the case may be, and in either case, less any Costs incurred by Lessor in collecting such award or proceeds.

“OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (31 CFR Part 595), the Terrorism List Governments Sanctions Regulations (31 CFR Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 CFR Part 597), and the Cuban Assets Control Regulations (31 CFR Part 515), and all other present and future federal, state and local Laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Effective Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar Laws, ordinances, regulations, policies or requirements of other states or localities.

“Other Agreements” means, collectively, all agreements and instruments now or hereafter entered into between, among or by (a) any of the Lessee Entities; and, or for the benefit of, (b) any of the Lessor Entities, including, without limitation, leases, promissory notes and guaranties, but excluding this Lease and all other Transaction Documents.

“Partial Condemnation” has the meaning set forth in Section 11.03.

“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws.

“Permitted Facility” means a circuit board manufacturing facility, all related purposes such as ingress, egress and parking, and uses incidental thereto.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

Exhibit 10.15

“Personalty” means any and all “goods” (excluding “inventory,” and including, without limitation, all “equipment,” “fixtures,” appliances and furniture (as “goods,” “inventory,” “equipment” and “fixtures” are defined in the applicable Uniform Commercial Code then in effect in the applicable jurisdiction)) from time to time situated on or used in connection with the Property, whether now owned or held or hereafter arising or acquired, together with all replacements and substitutions therefore and all cash and non-cash proceeds (including insurance proceeds and any title and UCC insurance proceeds) and products thereof, and, in the case of tangible collateral, together with all additions, attachments, accessions, parts, equipment and repairs now or hereafter attached or affixed thereto or used in connection therewith.

“Price Index” means the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982 ‑ 1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency. In the event that the Price Index ceases to be published, its successor index measuring cost of living as published by the same Governmental Authority which published the Price Index shall be substituted and any necessary reasonable adjustments shall be made by Lessor and Lessee in order to carry out the intent of Section 4.02. In the event there is no successor index measuring cost of living, Lessor shall reasonably select an alternative price index measuring cost of living that will constitute a reasonable substitute for the Price Index.

“Property” means that parcel or parcels of real estate legally described on Exhibit B attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate).

“Real Estate Taxes” has the meaning set forth in Section 6.04.

“Regulated Substances” means “petroleum” and “petroleum‑based substances” or any similar terms described or defined in any of the Environmental Laws and/or any other applicable federal, state, county or local Laws applicable to or regulating USTs.

“REIT” means a real estate investment trust as defined under Section 856 of the Code.

“Release” means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, or Regulated Substances or any Threatened Release.

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.

“Rental” means, collectively, the Base Annual Rental and the Additional Rental.

“Rental Adjustment” means an amount equal to the lesser of (a) 2% of the Base Annual Rental in effect immediately prior to the applicable Adjustment Date, or (b) 1.25 multiplied by the product of (i) the percentage change between the Price Index for the month which is two months prior to the Effective Date or the Price Index used for the immediately preceding Adjustment Date, as applicable, and the Price Index for the month which is two months prior to the applicable Adjustment Date; and (ii) the then current Base Annual Rental.

Exhibit 10.15

“Requisition” means any temporary requisition or confiscation of the use or occupancy of the Property by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Reserve” has the meaning in Section 6.04.

“Securities” has the meaning set forth in Section 17.10.

“Securities Act” means of the Securities Act of 1933, as amended.

“Securitization” has the meaning set forth in Section 17.10.

“Successor Lessor” has the meaning set forth in Section 13.03.

“Taking” means (a) any taking or damaging of all or a portion of the Property (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the Law applicable to the Property.

“Temporary Taking” has the meaning set forth in Section 11.04.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Property which may result from such Release.

“Total Condemnation” has the meaning set forth in Section 11.02.

“Transaction” has the meaning set forth in Section 14.01.

“Transaction Documents” means this Lease, the Guaranty, the Ground Lease and all documents related thereto.

“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly‑owned subsidiary of such an entity.

“USTs” means any one or combination of underground tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.